Exhibit 99.1

FOR RELEASE ON FEBRUARY 19, 2014 at 4:01 PM ET

TESARO ANNOUNCES FOURTH-QUARTER AND FULL-YEAR 2013

OPERATING RESULTS

•                  Oral Rolapitant New Drug Application on Track for Submission to U.S. FDA in Mid-2014

•                  Niraparib Phase 3 NOVA and BRAVO Trials Continue to Advance

•                  Cash and Cash Equivalents Totaled Approximately $130 Million as of December 31, 2013

•                  Successful Follow-On Offering Raised Approximately $94 Million in February 2014

WALTHAM, MA, February 19, 2014 — TESARO, Inc. (NASDAQ: TSRO), an oncology-focused biopharmaceutical company, today reported financial results for fourth-quarter and full-year 2013.

“During 2013, TESARO successfully completed two Phase 3 trials of oral rolapitant, advanced the IV formulation of rolapitant, initiated two new pivotal trials for niraparib, and presented the first clinical data for TSR-011,” said Lonnie Moulder, CEO of TESARO. “We intend to build on the significant progress the company has made by submitting the NDA for oral rolapitant, continuing to enroll our Phase 3 niraparib trials, and presenting data at key medical meetings in 2014. Following the recent completion of a follow-on offering of common stock, we believe we are well positioned to fund the launch of oral rolapitant, advance and expand the niraparib development program and execute on potential business development opportunities.”

Recent Business Highlights

•                  In December, the Company announced that two Phase 3 trials of oral rolapitant, one in patients receiving moderately emetogenic chemotherapy (MEC) and one in patients receiving cisplatin-based highly emetogenic chemotherapy (HEC), each met the primary endpoint of complete response (CR) in the delayed (24 to 120 hour) timeframe following chemotherapy.

•                  Enrollment of the third and final Phase 3 trial of oral rolapitant, which is being conducted in patients receiving cisplatin-based HEC, is expected to conclude during the first quarter of 2014. TESARO anticipates that results from this study will be available in the second quarter of 2014.

•                  The clinical trial of intravenous (IV) rolapitant is well underway, and the Company anticipates finalizing the dose that will provide comparable exposure to the oral formulation by the end of the first quarter of 2014.

•                  The Phase 3 NOVA study of niraparib in patients with high grade serous, platinum-sensitive ovarian cancer, including those with germline BRCA mutations, continues to enroll patients at sites around the world.

•                  The Company expects to initiate patient treatment during the first quarter of 2014 in the Phase 3 BRAVO study of niraparib in breast cancer patients with germline BRCA mutations.

•                  TESARO continues to evaluate the clinical activity of a 60 milligram fractionated dose of TSR-011 in an ongoing trial in both ALK-positive and TRK-positive patients.

Fourth-Quarter 2013 Financial Results

•                  TESARO reported a net loss of $23.3 million, or $0.72 per share, for the fourth quarter of 2013, compared to a net loss of $18.7 million, or $0.70 per share, for the fourth quarter of 2012.

•                  Research and development expenses increased to $18.9 million for the fourth quarter of 2013, compared to $15.6 million for the fourth quarter of 2012, driven primarily by higher costs related to our expanded development activities.

•                  General and administrative expenses increased to $4.5 million for the fourth quarter of 2013, compared to $2.1 million for the fourth quarter of 2012, primarily related to higher non-cash stock-based compensation expense. Excluding the contribution from stock-based compensation, general and administrative expenses increased by $0.9 million for the fourth quarter of 2013 compared to the same period in 2012, primarily as a result of increases in headcount and professional services fees.

•                  Operating expenses as described above include total non-cash stock-based compensation expense of $2.7 million for the fourth quarter of 2013, compared to $0.8 million for the fourth quarter of 2012.

•                  As of December 31, 2013, TESARO had approximately $130 million in cash and cash equivalents, no debt and 32.7 million outstanding shares of common stock. This ending cash and cash equivalents balance represents a decrease of $26 million compared to the prior quarter, and excludes approximately $94 million in net proceeds resulting from a follow-on offering of 3.2 million shares of common stock that was completed in February 2014.

Full-Year 2013 Financial Results

•                  TESARO reported a net loss of $92.4 million, or $2.93 per share, for 2013, compared to a net loss of $61.8 million, or $4.51 per share, for 2012.

•                  Research and development expenses increased to $75.7 million for 2013, compared to $47.2 million for 2012, driven primarily by higher costs related to our expanded development activities.

•                  General and administrative expenses increased to $14.8 million for 2013, compared to $6.7 million for 2012, primarily related to higher non-cash stock-based compensation expense, increased headcount and increased professional services fees.

•                  Operating expenses as described above include total non-cash stock-based compensation expense of $7.8 million for 2013, compared to $1.8 million in 2012.

2014 Corporate Objectives

TESARO anticipates achieving the following key objectives:

•                  Announce results from the final Phase 3 trial of oral rolapitant in patients receiving cisplatin-based HEC during the second quarter of 2014;

•                  Submit abstracts for rolapitant, niraparib and TSR-011 to medical conferences this year, including meetings of the American Society of Clinical Oncology (ASCO), the Multinational Association

of Supportive Care in Cancer (MASCC) and the European Society for Medical Oncology (ESMO);

•                  Submit the oral rolapitant New Drug Application (NDA) to the U.S. Food and Drug Administration (FDA) in mid-2014;

•                  Finalize the dose of IV rolapitant during the first quarter of 2014 for further evaluation in a subsequent clinical trial, with a goal of supporting a future submission for registration following regulatory approval of the oral formulation of rolapitant;

•                  Advance the Phase 3 trial (NOVA) of niraparib as a potential maintenance therapy for patients with ovarian cancer and the Phase 3 trial (BRAVO) of niraparib in breast cancer patients with germline BRCA mutations;

•                  Begin enrollment in a Phase 1 study of niraparib in patients with Ewing’s sarcoma by mid-year;

•                  Identify additional tumor targets in order to expand the niraparib clinical development program;

•                  Further evaluate the clinical activity of a fractionated 60 milligram dose of TSR-011 in ALK-positive and TRK-positive patients; and

•                  Continue to evaluate potential business development opportunities to expand TESARO’s oncology portfolio.

Today’s Conference Call and Webcast

TESARO will host a conference call to discuss the Company’s fourth-quarter 2013 accomplishments and financial results today at 4:15 p.m. Eastern time. The accompanying slide presentation and live webcast of the conference call can be accessed by visiting the TESARO website at www.tesarobio.com. The call can be accessed by dialing (877) 853-5334 (U.S. and Canada) or (970) 315-0307 (international). A replay of the webcast will be archived on the Company’s website for 30 days following the call.

About TESARO

TESARO is an oncology-focused biopharmaceutical company dedicated to improving the lives of cancer patients by acquiring, developing and commercializing safer and more effective therapeutics. For more information, visit www.tesarobio.com.

Investor/Media Contact:

Jennifer Davis

Sr. Director, Corporate Development & Investor Relations

+1.781.325.1116 or jdavis@tesarobio.com

To the extent that statements contained in this press release are not descriptions of historical facts regarding TESARO, they are forward-looking statements reflecting the current beliefs and expectations of management made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Words such as “may,” “will,” “expect,” “anticipate,” “estimate,” “intend,” and similar expressions (as well as other words or expressions referencing future events, conditions or circumstances) are intended to identify forward-looking statements. Examples of forward looking statements contained in this press release include, among others, statements regarding our expectations regarding our development plans for our product candidates and statements under the heading 2014 Corporate Objectives. Forward-looking statements in this release involve substantial risks and uncertainties that could cause our clinical development programs, future results, performance or achievements to differ significantly from those expressed or implied by the forward-looking statements. Such risks and uncertainties include, among others, the uncertainties inherent in the initiation of future clinical trials, availability of data from ongoing clinical trials, expectations for regulatory approvals, and other matters that could affect the availability or commercial potential of our drug candidates. TESARO undertakes no obligation to update or revise any forward-looking statements. For a further description of the risks and uncertainties that could cause actual results to differ from those expressed in these forward-looking statements, as well as risks relating to the business of the Company in general, see TESARO’s Annual Report on Form 10-K for the year ended December 31, 2012, and Quarterly Report on Form 10-Q for the quarter ended September 30, 2013.

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TESARO, Inc.

Unaudited Condensed Consolidated Statements of Operations

(in thousands, except per share amounts)

	Three Months Ended December 31,		Year Ended December 31,
	2012	2013	2012	2013

Expenses:
Research and development (1)	$15,642	$18,882	$47,200	$75,725
General and administrative (1)	2,095	4,465	6,715	14,780
Acquired in-process research and development	1,000	—	8,000	1,940
Total expenses	18,737	23,347	61,915	92,445
Loss from operations	(18,737)	(23,347)	(61,915)	(92,445)
Interest income	40	7	152	83
Net loss	$(18,697)	$(23,340)	$(61,763)	$(92,362)

Net loss per share applicable to common stockholders - basic and diluted	$(0.70)	$(0.72)	$(4.51)	$(2.93)

Weighted-average number of common shares used in net loss per share applicable to common stockholders - basic and diluted	26,740	32,597	13,696	31,559

(1) Expenses include the following amounts of non-cash stock-based compensation expense:

Research and development	$227	$655	$544	$2,034
General and administrative	570	2,026	1,259	5,725

TESARO, Inc.

Unaudited Condensed Consolidated Balance Sheets

(in thousands)

	December 31, 2012	December 31, 2013

Assets
Current assets:
Cash and cash equivalents	$125,445	$130,310
Other current assets	1,175	4,029
Total current assets	126,620	134,339

Property and equipment, net	219	440
Other assets	541	799
Total assets	$127,380	$135,578

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$3,170	$1,869
Accrued expenses	8,545	10,541
Other current liabilities	3	13
Total current liabilities	11,718	12,423

Other non-current liabilities	—	3

Commitments and contingencies

Total stockholders’ equity	115,662	123,152
Total liabilities and stockholders’ equity	$127,380	$135,578